Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between Rauly Gutierrez (“you” or “your”) and Innovus Pharmaceuticals, Inc., a Nevada corporation (the “Company”). This Agreement has an effective date of September 23, 2016 (the “Effective Date”).

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1. Position and Responsibilities. As of the Effective Date, you will be employed by the Company as the Company’s Vice President of Finance (“VP Finance”). As Vice President of Finance, you shall report directly to the Company’s Executive Vice President and Chief Financial Officer (the “CFO”). Your office will be located at the Company’s headquarters at 9171 Towne Centre Drive, Suite 440, San Diego, CA 92122.

Nothing herein shall preclude you from (i) serving, with the prior written consent of the Company as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs. The Company hereby acknowledges your ownership of (or relationship with) the entities identified in Exhibit A and consents to such ownership or relationship for so long as such entities continue to be a non-competing business with the Company.

2. Term. Your employment with the Company is at-will and either you or the Company may terminate your employment at any time and for any reason, with or without Cause/Good Reason (as each are defined below), in each case subject to the terms and provisions of this Agreement.

3. Salary, Bonus, Equity Incentives, Benefits and Indemnification. For avoidance of doubt, the Company’s Board of Directors (the “Board”) may delegate its authority and responsibilities under this Section 3 to a committee of members of the Board.

(a) Base Salary. Commencing on the Effective Date, you will be paid an annual base salary of two hundred thousand dollars ($200,000.00) (the “Base Salary”) for your services as VP Finance, payable in the time and manner that the Company customarily pays its employees provided that you will receive pro-rata payments of Base Salary at least once each calendar month. Your Base Salary will be reviewed periodically by the Board and may be increased (but not decreased) by the Board.

(b) Bonuses. You will be eligible to earn an annual cash bonus based on personal performance objectives reasonably established by the Board [which will be communicated in writing to you within the first 75 days of the applicable fiscal year]. Your annual target cash bonus amount will be equal to 25% of your then annual Base Salary rate (with such rate determined as of the day after the applicable anniversary of the Effective Date for such fiscal year). The actual amount of the annual bonus paid to you, if any, shall be determined by the Board in its sole discretion and may be more or less than the target amount. If your employment ends during any given fiscal year for any reason and whether or not you execute the Mutual Release described in Section 6(e), you will be paid a pro-rata amount of the target bonus determined by the percentage of time you were employed during the fiscal year. The annual bonus, if any, will be paid to you in cash by March 1 of the following fiscal year, the payment of which is conditioned upon your continued employment to and through the date of payment.

(c) Compensatory Equity. Subject to approval by the Board, the Company will grant you Restricted Stock Units (“RSU”) covering one million two hundred fifty thousand (1,250,000) shares of the Company’s common stock (the “Initial RSU Grant”). Three hundred and twelve thousand five hundred (312,500) shares of the Initial RSU Grant shall be vested after one (1) year of employment. Subject to your continued Service, the remaining shares of the Initial RSU shall vest in eight (8) pro-rata equal installments on a quarterly basis over the following two (2) years. In addition to the Initial RSU Grant, you will be eligible for annual grants of either RSU or stock options at the elections of the Board. These additional grants may occur more frequently than annually at the election of the Board.

For purposes of this Agreement, the RSU Grant and any other Company compensatory equity grants issued to you shall be collectively referred to herein as “Compensatory Equity”. To the extent you receive any stock options, stock appreciation rights or similar derivative securities, you shall be entitled to according to the applicable plan in place. In connection with any award of Compensatory Equity (including the RSU Grant), you shall be permitted at your election to satisfy the applicable exercise price and/or tax withholding obligations via share withholding with the shares that are surrendered to the Company valued at their then fair market value as of the applicable vesting or settlement date(s).

You shall be eligible for additional grants of Compensatory Equity in order to ensure that you have competitive equity compensation. All grants of Compensatory Equity shall be issued pursuant to: (i) a Board-approved employee stock incentive plan (the “Plan”) and (ii) an effective registration statement filed (and maintained) by the Company with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

Additionally, all outstanding unvested Compensatory Equity awards shall fully vest and become exercisable (to the extent exercise is required) upon a Change in Control occurring during your Service (as defined below). You may also elect to establish a trading plan for Company securities in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement and your Compensatory Equity, “Service” shall mean service by you as an employee, director and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company).

(d) Benefits. Commencing with the Effective Date, you will be entitled to participate in all Company employee benefit plans and programs at the time or thereafter made available to Company senior executive officers including, without limitation and to the extent available, major medical and dental coverage for you and your dependents, group life insurance, any savings or profit sharing plans (such as a 401K plan), deferred compensation plans, stock option incentive plans, long-term disability insurance, holidays, vacation, sick time, and other employee benefit programs sponsored by the Company. The Company intends to instate some of the foregoing plans and benefits in September 2016.

Notwithstanding the foregoing, commencing with the Effective Date and thereafter on each anniversary of the Effective Date, you shall incrementally accrue 20 days of paid vacation time, three (3) sick days, and two (2) floating holidays. Such accrued vacation and sick time will be subject to any maximum accrual limits under the Company’s policies. Any unused portion shall be paid to you upon termination of your employment with the Company in accordance with applicable state and federal law

(e) Indemnification. In the event that you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of your employment with, or serving as an officer or director of, the Company, the Company shall indemnify and hold you harmless, and defend you to the fullest extent authorized by the laws of the state in which the Company is incorporated, as the same exist and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments, and settlements (collectively the “Claims”), including all expenses incurred or suffered by you in connection therewith and such indemnification shall continue as to you even after you are no longer providing Service, and shall inure to the benefit of your heirs, executors, and administrators. The Company shall have the right to undertake, with counsel or other representatives of its own choosing, the defense or settlement of any Claims. In the event that the Company shall fail to notify you, within ten (10) days of its receipt of your written notice, that the Company has elected to undertake such defense or settlement, or if at any time the Company shall otherwise fail to diligently defend or pursue settlement of such Claims, then you shall have the right to undertake the defense, compromise, or settlement of such Claims, in which event the Company shall hold you harmless from any legal fees incurred by you for your counsel. Neither you nor the Company shall settle any Claims without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Regardless of which party is conducting the defense of any such Claims, the other party, with counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the party conducting the defense of such Claims and its counsel or other representatives concerning such Claims and you and the respective counsel or other representatives shall cooperate with respect to such Claims. The party conducting the defense of any such Claims and its counsel shall in any case keep the other party and its counsel (if any) fully informed as to the status of such Claims and any matters relating thereto. You and the Company shall provide to the other such records, books, documents, and other materials as shall reasonably be necessary for each to conduct or evaluate the defense of any Claims, and will generally cooperate with respect to any matters relating thereto. This Section 3(e) shall remain in effect after this Agreement is terminated, regardless of the reasons for such termination. The indemnification provided to you pursuant to this Section 3(e) shall not supersede or reduce any indemnification provided to you under any separate agreement, or the By-Laws of the Company; in this regard, it is intended that this Agreement shall expand and extend your rights to receive indemnification. The Company shall maintain a directors and officers’ liability insurance policy (including coverage through the sixth anniversary of cessation of all of your services to the Company) covering you in your capacity as an officer and director of the Company and any Company affiliate.

4. Expense Reimbursement. You are authorized to incur on behalf of the Company only such reasonable expenses (including travel and entertainment) in connection with the business of the Company as are in conformity with the Company’s published guidelines. The Company shall reimburse you for all such reasonable expenses incurred in connection with the business of the Company upon the presentation by you, from time to time, of an itemized account of such expenditures and receipts, which account shall be in form and substance in conformity with the rules and regulations of the Internal Revenue Service.

5. Change in Control

(a)  Definition. For purposes of this Agreement, “Change in Control” shall mean a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)) as in effect on the Effective Date or any change in control definition provided by the Plan.

(a)           Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either:

(i) in full; or

(ii)   as to the maximum value of such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax.

You shall receive the greater, on an after-tax basis, of (i) or (ii) above.

If the Total Payments must be reduced as provided in the previous paragraph, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a "parachute payment" (as defined under Code Section 280G and its regulations); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) reduction of any continued employee benefits and (4) cancellation of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award's value to you when performing the determinations under the preceding paragraph, such award's value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

All mathematical determinations and all determinations of whether any of the Total Payments are parachute payments that are required to be made under this Section 5(a), shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to you. Unless you consent in writing, the Accountants may not be an audit firm that is then providing services in any capacity to the person or entity that is acquiring the Company. Such determinations shall be made by the Accountants using reasonable good faith interpretations of the Code. As expressly permitted by Treasury Regulations section 1.280G-1 Q/A-32, with respect to performing any present value calculations that are required in connection with this Section 5(a), you and the Company each affirmatively elect to utilize the Applicable Federal Rates ("AFR") that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. If the Accountants determine that no excise tax under Section 4999 of the Code is payable with respect to a Total Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no such excise tax under Section 4999 of the Code will be imposed with respect to such Total Payments. The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 5(a).

6. Consequences of Termination of Employment. For purposes of this Agreement, your last day of employment with the Company is the “Termination Date”. Upon termination of your employment for any reason, you shall receive payment or benefits from the Company covering the following: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any payments/benefits to which you are entitled under the express terms of any applicable Company employee benefit plan, (iii) any unreimbursed valid business expenses for which you have submitted properly documented reimbursement requests and (iv) your then outstanding Compensatory Equity as governed by their applicable plan (collectively, (i) through (v) are the “Accrued Pay”).

After termination of your employment by the Company without cause or by you for Good Reason, and whether or not the Mutual Release described in Section 6(e) is executed by you, the Company shall pay the entire premiums for your Company group medical, dental and vision insurance coverage for you and your dependents for 6 months after the Termination Date with coverage no less favorable than as of immediately before your Termination Date (the “Continuing Health Coverage”). If it becomes unreasonable for the Company to continue to pay for this Continuing Health Coverage for you (or imposes adverse tax consequences on you) because of changes in applicable law then the Company shall make the premium payments to you on an after-tax basis.

You will also be paid all other post-employment payments and benefits as provided in this Agreement including without limitation any unpaid bonus amounts described in Section 3(b), which will be paid over six (6) months. Within no later than 90 days after the later of your Termination Date or the date that you are not considered to be a ten percent (10%) shareholder under Section 16 of the Exchange Act, you shall no longer be considered a Company affiliate and the Company shall use commercially reasonable efforts to facilitate the timely removal of any restrictive legends on any shares of Company common stock then held by you.

(a) For Cause. For purposes of this Agreement, your employment may be terminated by the Company for “Cause” as a result of the occurrence of one (1) or more of the following:

(i) Your commission of fraud or other unlawful conduct in or that affects your performance of duties for the Company;

(ii) Your conviction of, or a plea of “guilty” or “no contest" to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs your ability to perform services for the Company; or

(iii) Your willful material breach of this Agreement For purposes of the foregoing, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you other than in good faith, and without reasonable belief that your action or omission was in furtherance of the interests of the Company. The foregoing shall is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of your employment by the Company. The Board shall provide you with 30 days advance written notice specifically detailing the basis (and factual circumstances) for the termination of your employment for Cause. During the 30 day period after you have received such notice, you shall have an opportunity to cure or remedy such alleged Cause events and to present your case to the full Board (with the assistance of your own counsel). A termination shall be deemed for Cause only if, following such 30 day period, at least 75% of the group consisting of the members of the Board vote affirmatively that your termination is for Cause. You shall continue to receive all of the compensation and benefits provided by this Agreement during the 30 day cure/remedy period.

(b) Without Cause or for Good Reason or Death or Disability. The Company may terminate your employment without Cause or for Disability at any time with 30 days advance written notice or you may resign your employment for Good Reason (as defined below in Section 6(b)(iii)) with 30 days advanced written notice or your employment may also be terminated due to your death or by you due to your Disability (each of the foregoing, a “Qualifying Termination”). Any notice of termination by the Company that is not covered by Section 6(a) must specify whether it was a termination without Cause or due to your Disability. Without your prior written consent, once the Company has provided you with such a notice of termination under this Section 6(b) then it may not rescind such notice nor may it modify the terms of your severance benefits described in this Agreement. For purposes of this Agreement, “Disability” is defined to occur when you are unable to engage in any substantial gainful activity for 30 or more consecutive days, or 60 or more days within a 120 day period by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. If your employment is terminated due to a Qualifying Termination, then you will receive the following benefits subject to your timely compliance with Section 6(e) and further provided that no payments for such Qualifying Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A:

(i) The Company shall provide you with a cash payment equal to six (6) months of your then annual Base Salary and your annual target bonus amount (the “Severance Payment”). The Severance Payment shall be paid to you in six (6) equal installments after the effective date of the Mutual Release described in Section 6(e).

(ii) The Company shall provide the Continuing Health Coverage (or coverage no less favorable to you than the Continuing Health Coverage) for 6 months after the Termination Date. If it becomes unreasonable for the Company to continue to pay for this Continuing Health Coverage for you (or it imposes adverse tax consequences on you) because of changes in applicable law then the Company shall make the premium payments to you on an after-tax basis. Additionally, all outstanding unvested Compensatory Equity awards shall fully vest and become exercisable (to the extent exercise is required) as of your Termination Date.

(iii) For purposes of this Agreement, you may resign your employment from the Company for “Good Reason” within one (1) year after the date that any one of the following events described in subparts (1) through (5) (any one of which will constitute “Good Reason”) has first occurred without your written consent. Your resignation for Good Reason will only be effective if the Company has not cured or remedied the Good Reason event within 30 days after its receipt of your written notice of the Good Reason event. Such notice of your intention to resign for Good Reason must be provided to the Company within 90 days of the initial existence of a Good Reason event. This “Good Reason” definition and process is intended to comply with the safe harbor provided under Treasury Regulation Section 1.409A-1(n)(2)(ii) and shall be interpreted accordingly.

(1)
You have incurred a material diminution in your responsibilities, duties or authority or you are no longer the VP Finance of the Company (or if the Company has a parent entity, then you must be its VP Finance of the Company’s ultimate parent entity);

(2)
Your workplace has been relocated to a new location that is more than 100 miles away from your work location that is specified in Section 1;

(3)
Any material reduction of your Base Salary.

(c) Voluntary Termination. In the event you voluntarily terminate your employment with the Company without Good Reason and not due to Disability, you will not be entitled to the Severance Payment but will receive your Accrued Pay plus the other post-termination payments that are not predicated on a Qualifying Termination. You agree to use your best efforts to provide the Company with at least 14 days advance written notice of your intention to resign without Good Reason.

(d) Change of Control. If, within six (6) months following a Change in Control, your employment is terminated pursuant to 6(b) or 6(c) (a “Change in Control Termination”), then you will receive the following benefits subject to your timely compliance with Section 6(e) and further provided that no payments for such Change in Control Termination shall be made until on or after the date of a “separation from service” within the meaning of Code Section 409A:

(i) The Company shall provide you with a cash payment equal to six (6) months of your then annual Base Salary and your annual target bonus amount (the “Severance Payment”). The Severance Payment shall be paid to you in six (6) equal installments after the effective date of the Mutual Release described in Section 6(e).

(ii) The Company shall provide the Continuing Health Coverage (or coverage no less favorable to you than the Continuing Health Coverage) for 6 months after the Termination Date. If it becomes unreasonable for the Company to continue to pay for this Continuing Health Coverage for you (or it imposes adverse tax consequences on you) because of changes in applicable law then the Company shall make the premium payments to you on an after-tax basis. Additionally, all outstanding unvested Compensatory Equity awards shall fully vest and become exercisable (to the extent exercise is required) as of your Termination Date.

(iii) All of your unvested RSUs and options granted prior to, on, or after the date hereof (but only (i) such RSUs and options as have been granted to you by Company as of the date of the Change in control or (ii) such RSUs and options as have been assumed by an acquiring company at the time of a Change in Control or such new RSUs and options that have been substituted by an acquiring company for RSUs and options existing at the time of a Change in Control, each pursuant to the terms of a company option plan) shall automatically become fully vested as of the Termination Date. The parties hereto acknowledge that the terms of this Agreement are intended to modify the terms of Employee's existing RSU and option agreements and to be a supplement to future RSU and options agreements.

(e) Mutual Release of Claims. Subject to the next sentence, as a condition to receiving (and continuing to receive) the payments and benefits provided in Section 6(b), not later than forty-five (45) days after your Termination Date, you execute (and not revoke) and deliver to the Company a Mutual Release Of All Claims And Covenant Not To Sue agreement (the “Mutual Release”) in the form attached as Exhibit B hereto. Payment of the forgoing may be deferred or delayed until expiration of the revocation period. However, this requirement for you to provide an executed Mutual Release shall not be applicable if your employment was terminated due to your death or Disability. The Company shall have the obligation to prepare and execute said Mutual Release and tender such Company-executed Mutual Release to you on or before your Termination Date.

7. Proprietary Information and Inventions Agreement; Confidentiality. You will be required, as a condition of your employment with the Company, to execute the Company’s form of proprietary information and inventions agreement (“Confidentiality Agreement”).

8. Assignability; Binding Nature. Commencing on the Effective Date, this Agreement will be binding upon you and the Company and the parties’ respective successors, heirs, and assigns. This Agreement may not be assigned by you except that your rights to compensation and benefits hereunder, subject to the limitations of this Agreement, may be transferred by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned or transferred except in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and expressly in writing assumes the Company’s obligations under this Agreement. The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such purchase, succession or assignment had taken place. Your rights and obligations under this Agreement shall not be transferable by you by assignment or otherwise provided, however, that if you die, all amounts then payable to you hereunder shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

9. Governing Law; Arbitration. This Agreement will be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of California, without regard to its conflicts of law provisions.

Except as may be permitted below on this Section 9, the parties agree that any dispute between the parties arising out of or relating to the negotiation, execution or performance of this Agreement shall be settled by expedited binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association. The location for the arbitration shall be San Diego, California. The arbitration award shall be made within sixty (60) days of the filing of the notice of intention to arbitrate (demand), and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. Any award made by such arbitrator(s) shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties each agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. In the event that either party brings an action under Section 9 to enforce or effect its rights under or relating to this Agreement (a “Proceeding”), the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action. The Company shall pay for all arbitration-specific costs, including but not limited to the arbitration filing fee.

If you are determined by the arbitrator to be the prevailing party in any Proceeding where the Company was found to have materially breached this Agreement, then, in addition to being awarded your costs and expenses, you shall be entitled to: (i) interest on any late payments, calculated at a rate equal to the statutory rate, compounded daily, and (ii) the acceleration of payment for all remaining payments owed to you, so that the unpaid balance (including accrued interest) shall be paid in a single lump sum within ten (10) business days of the issuance of the arbitrator’s award. You may also be awarded any economic damages arising from the Company’s breach, as may be determined in the arbitrator in the Proceeding.

In addition to the remedies set forth above, the parties hereby agree that they shall be entitled to enforce their rights under this Agreement specifically. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. The parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek and obtain: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

10. Taxes. All compensation paid by the Company hereunder to you or your estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. This Agreement and its payments are intended to be exempt from or comply with the requirements of Code Section 409A and the Company shall use its best efforts to ensure that there are no violations of Code Section 409A. If any taxes under Code Section 409A are imposed on you, then the Company shall within thirty days of the determination that there would be an imposition of such taxes provide you with a payment that will cover the costs of any Code Section 409A taxes, excise taxes, penalties and interest along with any taxes imposed on such payment so that you will on an after-tax basis (applying the then highest aggregate marginal tax rates) be no worse off than if no Code Section 409A taxes, excise taxes, penalties or interest had been imposed. Notwithstanding any provision in the Agreement to the contrary, if upon your “separation from service” within the meaning of Code Section 409A, you are then a “specified employee” (as defined in Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such “separation from service” under this Agreement until the earlier of (i) the first business day of the seventh month following your “separation from service,” or (ii) ten (10) days after the Company receives notification of your death. Additionally, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The provisions of this Section 10 shall survive any termination of this Agreement or your employment.

11. Entire Agreement. Except as otherwise specifically provided in this Agreement, this Agreement contains all the legally binding understandings and agreements between you and the Company pertaining to the subject matter of this Agreement and supersedes all such agreements, whether oral or in writing, previously entered into between the parties. In the event of any conflict in terms between this Agreement and any other agreement executed by and between you and the Company or any Company plan or policy, the terms of this Agreement shall prevail and govern.

12. No Offset or Mitigation. No severance or other payments or benefits made to you under this Agreement may be offset by the Company or by any other party. You shall have no duty of mitigation with respect to any severance or other payments or benefits made to you under this Agreement.

13. Notice. Any notice that the Company is required to or may desire to give you shall be given by personal delivery, recognized overnight courier service, email, telecopy or registered or certified mail, return receipt requested, addressed to you at your address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice that you are required or may desire to give to the Company hereunder shall be given by personal delivery, recognized overnight courier service, email, telecopy or by registered or certified mail, return receipt requested, addressed to the Company’s General Counsel at its principal office, or at such other office as the Company may from time to time designate in writing. The date of actual delivery of any notice under this Section 13 shall be deemed to be the date of delivery thereof.

14. Waiver; Severability. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to by you and the Company in a writing that specifically references this Section 14. No waiver by you or the Company of the breach of any condition or provision of this Agreement will be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time. Except as expressly provided herein to the contrary, failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder will not be deemed to constitute a waiver thereof. In the event any portion of this Agreement is determined to be invalid or unenforceable for any reason, the remaining portions shall be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

15. Voluntary Agreement, Nondisparagement. Each party represents that it has the power and authority to enter into this Agreement. Each party acknowledges that it has been advised to review this Agreement with its own legal counsel and other advisors of its choosing and that prior to entering into this Agreement, each has had the opportunity to review this Agreement with its attorney and other advisors and have not asked (or relied upon) the other party or other party’s counsel to represent it in this matter. Each party further represents that each has carefully read and understands the scope and effect of the provisions of this Agreement and that each is fully aware of the legal and binding effect of this Agreement. This Agreement is executed voluntarily by each party and without any duress or undue influence on the part or behalf of the other party. The Company agrees that the Board and its executive officers will not make (or direct the Company or any of its affiliates, employees or agents to make) any written or oral communications that could reasonably be considered to be disparaging of you (or your family members) in any respect including, but not limited to, your personal performance, abilities or reputation.

Please acknowledge your acceptance and understanding of this Agreement by signing and returning it to the undersigned. A copy of this signed Agreement will be sent to you for your records.

ACKNOWLEDGED AND AGREED:

INNOVUS PHARMACEUTICALS, INC.	RAULY GUTIERREZ

/s/ BASSAM DAMAJ	/s/ RAULY GUTIERREZ
BY: Bassam Damaj, Ph.D.
TITLE: President and CEO

EXHIBIT A

A-1

EXHIBIT B

MUTUAL RELEASE OF ALL CLAIMS AND COVENANT NOT TO SUE PURSUANT

TO AGREEMENT

1. PARTIES. The parties to this Agreement and Release are Rauly Gutierrez (“Executive”) and Innovus Pharmaceuticals, Inc., a Nevada corporation, (the “Company”).

2. RECITALS. This Release is made with reference to the following facts:

Executive and Company are parties to an Employment Agreement dated September 23, 2016. That Employment Agreement provides that the Executive must execute a mutual general release and covenant not to sue not later than forty-five (45) days after Executive’s Termination Date (as defined in the Employment Agreement) in order for Executive to receive the severance payment and benefits under the Employment Agreement. This Release is the mutual general release and covenant not to sue required by the Employment Agreement.

3. EXECUTIVE’S PROMISES. In consideration for the promises and payments contained in the Employment Agreement, each party agrees as follows:

3.1 Executive hereby covenants not to sue and also waives, releases and forever discharges Company, its parent company, divisions, subsidiaries, officers, directors, agents, employees, stockholders, affiliates and successors from any and all claims, causes of action, damages or costs of any type Executive may have against Company or its current and former parent company, divisions, subsidiaries, officers, directors, employees, agents, stockholders, successors or affiliates (the “Released Parties”), and the Released Parties similarly covenant not to sue and also waive, release and forever discharge Executive from any and all claims, causes of action, damages or costs of any type that the Released Parties may have against Executive, including without limitation those arising out of or relating to Executive’s employment with Company, or Executive’s separation of employment. This waiver and release includes, but is not limited to, claims, causes of action, damages or costs arising under or in relation to Company’s employee handbook and personnel policies, or any oral or written representations or statements made by officers, directors, employees or agents of Company, or under any state or federal law regulating wages, hours, compensation or employment, or any claim for breach of contract or breach of the implied covenant of good faith and fair dealing, or any claim for stock, stock options, warrants, or phantom stock or equity of any kind or any claim for wrongful termination, or any discrimination claim on the basis of race, sex, sexual orientation, gender, age, religion, marital status, national origin, physical or mental disability, medical condition, or any claim arising under the federal Age Discrimination in Employment Act, the Equal Pay Act, the California Family Rights Act, the Pregnancy Discrimination Act, the Family Medical Leave Act, the California Labor Code, the California Wage Orders, Title VII of the Civil Rights Act, the Fair Employment and Housing Act, the California Labor Code Private Attorneys General Act of 2004, the California Wage Orders, and Business and Professions Code Section 17200, et seq.

Notwithstanding the foregoing, with respect to Executive’s release, this Release does not release (a) claims that cannot be released as a matter of law, (b) claims arising after the effective date of this Release including those under the Employment Agreement, (c) claims to enforce any of Executive’s rights to post-termination benefits provided by the Employment Agreement, (d) claims for indemnification or coverage under a directors and officers liability insurance policy as provided in the Employment Agreement or under any other contract or under applicable law, (e) claims to enforce any of Executive’s vested benefits under any employee benefit plan of the Company including without limitation his Compensatory Equity (as defined in the Employment Agreement), (f) Executive’s right to file a charge, testify, assist, or cooperate with the EEOC or to file a claim under the Fair Labor Standards Act, or (g) Executive’s rights arising solely as a shareholder of the Company.

3.2 The waiver and release set forth in paragraph 3.1 applies to claims of which either party does not currently have knowledge and each party specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

4. CONSULTATION, REVIEW, AND REVOCATION. In accordance with the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act, Executive is advised to consult with an attorney before signing this Release. Executive is given a period of 45 days in which to consider whether to enter into this Release. Executive does not have to utilize the entire 45 day period before signing this Release, and may waive this right. If Executive does enter into this Release, Executive may revoke the Release within 7 days after the execution of the Release. Any revocation must be in writing and must be received by the Company no later than midnight of the seventh day after execution by Executive. The Release is not effective or enforceable until after this 7-day period has passed without revocation.

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5. MISCELLANEOUS.

5.1 This Release shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California.

5.2 This Release is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Release may be amended only by an agreement in a writing signed by the parties.

5.3 This Release is binding upon and shall inure to the benefit of the parties hereof, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, parent company, assigns, heirs, partners, successors in interest and stockholders, including any successor company of the Company.

5.4 Each party agrees that it has read this Release and has had the opportunity to ask questions, seek counsel and time to consider the terms of the Release. Each party has entered into this Release freely and voluntarily.

5.5 The parties agree that any dispute or controversy arising from or related to this Release shall be decided by final and binding arbitration as provided in the Employment Agreement.

RAULY GUTIERREZ (“Executive”) _______________________________ Date:___________________________	INNOVUS PHARMACEUTICALS INC. (“Company”) By: ___________________________________ Its: President & CEO Date: ___________________________________

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